Exhibit 10.18

POKERTEK INC.

KEY EMPLOYEE AGREEMENT
for Mr. Christopher Halligan

THIS KEY EMPLOYEE AGREEMENT  (“Agreement”) is entered into as of the 17th day of January, 2008, by and between Christopher Halligan (“Executive”) and PokerTek, inc. (the “Company”).

Executive has been employed by the Company in his current capacity since on or about September 24, 2007 on substantially the terms set forth in this Agreement. Executive and the Company desire to execute and enter into this Agreement setting forth the terms and conditions of Executive’s employment.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 Effective Date. The effective date of this Agreement shall be January 17, 2008. Unless terminated sooner pursuant to Section 6, this Agreement shall end two (2) years from the effective date.

1.2 Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer and Executive hereby accepts such employment. During the term of his employment with the Company, Executive will devote his best efforts to the business of the Company.

1.3 Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title and as assigned to the Executive by the Company’s Board of Directors.

1.4 Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary.

(a) Executive shall receive for services an annualized base salary of $160,000 per annum (the “Base Salary”), subject to standard federal and state withholding requirements, payable in accordance with the Company’s standard payroll practices.

(b) The Company may reduce the amount of the Base Salary in connection with a general reduction of salary applicable to all employees of the Company that has been approved by the Company’s Board of Directors (“General Reduction”); provided, however, that (i) in no case shall the Base Salary be reduced in a single General Reduction or series of General Reductions by more than an aggregate of twenty percent (20%) of the Base Salary; (ii) in no case shall the Base Salary be reduced for more than six months; and (iii) any and all severance payments made to Executive in accordance with Sections 6 shall be based on the Executive’s original Base Salary without giving effect to any General Reductions.

(c) In connection with Executive’s promotion to Chief Executive Officer, Executive has previously received a stock grant of 125,000 options at Fair Market Value determined by the closing price on September 28, 2007, which vest 12.5% every six months (together with an earlier grant of 150,000 options). In the event Executive’s employment is terminated by the Company for any reason except Cause, all stock options granted to Executive through the date of termination, will vest immediately, provided that Executive executes the Release (as defined below).

(d) Executive shall receive all health insurance, dental, life, and 401K benefits paid for by the Company. Executive’s Family shall receive health and dental insurance benefits paid for by the Company.

2.2 Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its senior officers generally. Executive shall be entitled to all holidays provided by the Company to its senior officers generally and three weeks (3) vacation time provided by the Company to its senior officers generally. For purposes of this Section, “provided by the Company to its senior officers generally” shall mean benefits provided as a policy to all or most members of senior management and shall not include a specific benefit negotiated by one or more executives as an inducement to join the Company in a senior officer position.

2.3 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard reimbursement policy.

3. PROPRIETARY INFORMATION, INVENTIONS, AND NON-COMPETITION OBLIGATIONS.

3.1 Agreement. Executive agrees to execute and abide by the Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

4. OUTSIDE ACTIVITIES.

4.1 Other Employment/Enterprise. Except with the prior written consent of the Company’s Board of Directors, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2 Conflicting Interests. Except as permitted by Section 4.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3 Competing Enterprises. While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an employee, officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any public competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

5. FORMER EMPLOYMENT.

5.1 No Conflict With Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

5.2 No Disclosure of Confidential Information. If, in spite of the second sentence of Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between the Company and any such former employer); but during Executive’s employment by the Company he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment with the Company is at-will. The provisions of Sections 6.1 through 6.7 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination Without Cause. The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause by giving notice as described in Section 6.7 of this Agreement.

(a) In the event Executive’s employment is terminated by the Company without Cause for a reason other than death, disability or cessation of the Company’s business pursuant to Section 6.6 below, the Company shall continue to pay Executive his then-existing base salary, less applicable withholding and deductions for three (3) months as detailed herein from the effective date of.

(b) In the event the Executive is terminated within one year following a Change in Control of the Company, Executive will receive three (3) months of the base salary along with fully paid benefits.

(c) “Change of Control” shall be deemed to have occurred on the earliest of the following dates:

(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding Common Stock of the Company;

(ii) The date the shareholders of the Company approve a definitive agreement (X) to merge or consolidate the Company with or into another corporation or other business entity (each, a "corporation"), in which the Company is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Company would be converted into cash, securities or other property of another corporation, in each case other than a merger or consolidation of the Company in which the holders of Common Stock immediately prior to the merger or consolidation continue to own immediately after the merger or consolidation at least fifty percent 50% of Common Stock, or, if the Company is not the surviving corporation, the common stock (or other voting securities) of the surviving corporation; provided, however, that if consummation of such merger or consolidation is subject to the approval of federal, state or other regulatory authorities, then, unless the Administrator determines otherwise, a "Change in Control" shall not be deemed to occur until the later of the date of shareholder approval of such merger or consolidation or the date of final regulatory approval of such merger or consolidation; or (Y) to sell or otherwise dispose of all or substantially all the assets of the Company; or

(iii) The date there shall have been a change in a majority of the Board of Directors of the Company within a 12-month period unless the nomination for election by the Company's shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period.

(iv) Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Company forms a holding company as a result of which the holders of the Company’s voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they hold prior to the transaction, substantially all of the voting securities of a holding company owning all of the Company’s voting securities after the completion of the transaction.

(For the purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

6.2 Termination for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.7 of this Agreement.

(b) “Cause” for termination shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) continued gross neglect by Executive in fulfilling his duties as set forth in this Agreement that has not been cured within thirty (30) days after written notice from the Company of such gross neglect; (iv) intentional and material damage to the Company’s property;(v) material breach of this Agreement that has not been cured within thirty (30) days after written notice from the Company of such breach; provided that in the case of breach that are incapable of being cured, no such cure period shall apply, or (vi) material breach of the Proprietary Information Agreement.

(c) In the event Executive’s employment is terminated at any time with Cause, he will not receive severance pay or any other such compensation.

6.3 Resignation by the Executive for Good Reason. Executive may resign his employment for Good Reason (as defined below) by giving notice as described in Section 6.7 of this Agreement.

(a) “Good Reason” means (i) a reduction in Executive’s current base salary without his consent (but shall not include any reduction or non-payment of a bonus), unless such a reduction occurs as part of a General Reduction; (ii) the Company's breach of a material term of this Agreement, or (iii) any relocation without Executive's consent to an office of the Company located more than seventy-five (75) miles from the city limits of Charlotte, North Carolina. Notwithstanding the above, Executive must provide written notice to the Company of any event or act that he claims constitutes Good Reason within a period not to exceed ninety (90) days from the date of the initial existence of the Good Reason, and the Company shall have a period of thirty (30) days after provision of such notice to cure the basis for such Good Reason.

(b) In the event of Executive’s resignation for Good Reason, the Company shall continue to pay Executive the Base Salary, less applicable deductions and withholdings, for a period of three (3) months from the effective date of termination as. Under such circumstances, Company shall reimburse Executive the amount of any COBRA payments during such period.

(c) If Executive terminates employment for any reason other than those listed above, the termination will not be for Good Reason and Executive will not be entitled to severance pay or any other such compensation.

6.4 Voluntary or Mutual Termination.

(a) Executive may voluntarily terminate his employment with the Company at any time by giving notice as described in Section 6.7.

(b) In the event Executive voluntarily terminates his employment for other than a Good Reason, he will not receive severance pay or any other such compensation.

6.5 Termination for Inability to Regularly Perform Duties.

(a) Company may terminate Executive in the event of Executive’s death, or any illness, disability or other incapacity in such a manner that Executive is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period.

(b) The determination regarding whether Executive is physically unable regularly to perform his duties under (a) above shall be made by the Company. Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties.

6.6 Dissolution, Liquidation or Insolvency of the Company.

Notwithstanding the above, in the event Executive’s employment is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive except for any reasonable expense reimbursements or base salary that Executive has accrued and earned at the time of such termination.

6.7 Notice; Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(a) thirty (30) days after Executive, for any reason, gives written notice to the Company of his termination;

(b) thirty (30) days after the Company, for any reason other than Cause, gives written notice to Executive of his termination;

(c) immediately upon the Company giving written notice to Executive of his termination for Cause or as a result of an event listed in Section 6.6 above; and

(d) the expiration of the term of this Agreement.

Executive will receive compensation through the thirty (30) day notice period in the event of termination for any reason. However, the Company reserves the right to require that Executive not perform any services or report to work during the thirty (30) day notice period.

7. RELEASE.Notwithstanding anything to the contrary in this Agreement, executive shall not be entitled to any severance or reimbursement of COBRA payments under any provision in this Agreement unless and until Executive has executed a general release substantially in the form attached hereto as Exhibit B and such release has become effective and can no longer be revoked(the “Release”), .

8. GENERAL PROVISIONS.

8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by hand, telecopier, or telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement. This Agreement and its Exhibit constitute the entire agreement between Executive and the Company. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supercedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by an authorized officer of the Company.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

8.8 Attorneys’ Fees. If the Company brings any action to enforce its rights hereunder, it shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action should it prevail in the action.

8.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina. Executive expressly consents to the jurisdiction of the state and federal courts for Mecklenburg County, North Carolina, for all actions arising out of or relating to this Agreement.

8.10 Right to Counsel. Executive acknowledges that he has had the opportunity to retain independent legal counsel to represent the Executive in connection with the review and preparation of this Agreement and that Womble Carlyle Sandridge & Rice, PLLC, the Company’s outside special counsel, has not represented the Executive in connection with the review and preparation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

PokerTek Inc.

/s/ Daniel M. Lascell
General Counsel
Date: January 17, 2008

Accepted and agreed this
17th day of January 2008.

Executive

/s/ Christopher J.C. Halligan